Exhibit (d)(4)

AMENDMENT NO. 1 TO THE

NON-DISCLOSURE AGREEMENT

by and between

This amendment no. 1 to the Non-Disclosure Agreement effective as of 9 March 2021 (“Amendment No. 1”) is effective as of November 19, 2021(the “Amendment No. 1 Effective Date”) by and between

F. HOFFMANN-LA ROCHE LTD, with offices at Grenzacherstrasse 124, 4070 Basel, Switzerland (“Roche”), and

Poseida Therapeutics, Inc., with offices at 9390 Towne Centre Dr #200, San Diego, CA 92121 (“Company”).

WHEREAS, Roche, Company (the “Parties”) have entered into a Non-Disclosure Agreement effective as of 9 March 2021 (“Agreement”);

WHEREAS, the Parties wish to amend the Agreement to allow for disclosure of Confidential Information (as defined in the Agreement) of a broader scope than defined in the Agreement;

NOW, THEREFORE, the Parties hereby agree as follows:

Section 1(b) of the Agreement is replaced as of the Amendment No. 1 Effective Date in its entirety as follows:

“Information” means confidential information which (A) with respect to Roche, consists of scientific, clinical, business and financial information, and material terms contained within term sheets and/or draft agreements between the parties and (B) with respect to Company, consists of information related to Company’s Super Piggybac, Cas-Clover, Tal-Clover gene insertion and editing technologies, CAR-T tools and platforms, AAV, nanoRNA, polymersome and lipid nanoparticle delivery systems, and ornithine transcarbamylase, hemophilia and programs related to the CNS,CAR-T and cell therapy program including P-BCMA-101, P-BCMA-ALLO, and c-Kit, business and financial information, and material terms contained within term sheets and/or draft agreements between the parties, and in each case, provided by either party or its Affiliates (the “Disclosing Party”) to the other party or its Affiliates (the “Receiving Party”) (a) provided in writing to the other party and marked “Confidential,” or (b) disclosed orally and confirmed in writing to the other party within thirty (30) days of such oral disclosure and specifying with particularity the non-written Information that is subject to this Agreement. Notwithstanding the foregoing, any information, whether or not marked or confirmed as confidential, shall be treated as Information, if it would readily be understood to be confidential by the receiving person given the nature of such information, the circumstances surrounding its disclosure, and the receiving person’s relevant knowledge and experience with respect to such information.

Notwithstanding the foregoing, Company’s Information hereunder excludes information related to the identity (including chemical identity), chemical structure, or sequence (amino acid or nucleic acid) of any compound, biological target, biological marker and/or therapeutic agent, and/or manufacturing processes, assay protocols and/or clinical trial designs. (excluded information collectively, “Further Information”), unless and until such Further Information is provided to Roche as instructed in a separate writing (including via email) from Roche.

Further Information shall be considered Information if disclosed in accordance with this Section. If Further Information is not disclosed in accordance with this Section, it shall not be considered Information. Notwithstanding anything to the contrary in this Agreement, Information shall not include information that (a) was known to the Receiving Party or its Affiliates prior to receipt hereunder as evidenced by written records; or (b) is or becomes, through no actions or omissions of the Receiving Party or its Affiliates available to the public; or (c) is developed by the Receiving Party or its Affiliates independently of the Information disclosed hereunder as evidenced by written records; or (d) is made available to the Receiving Party or its Affiliates by a third party having a lawful right to do so.

– Signature page follows –

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives.

F. Hoffmann-La Roche Ltd

Date:	30-Nov-2021

By:	/s/ Damien Chopy	By:	/s/ Hannah Boehm
Name:	Damien Chopy	Name:	Hannah Boehm
Title:	Business Development Project Leader	Title:	Legal Counsel

Poseida Therapeutics, Inc.,

Date:	30-Nov-2021

By:	/s/ Harry Leonhardt
Name:	Harry Leonhardt
Title:	General Counsel

3